INDYMAC ABS, INC.
INDYMAC RESIDENTIAL MORTGAGE-BACKED TRUST, SERIES 2006-L4
RESIDENTIAL MORTGAGE-BACKED CERTIFICATES, SERIES 2006-L4
_____________________

AMENDMENT NO. 1 TO POOLING AND SERVICING AGREEMENT

Dated as of March 23, 2007

AMENDMENT NO. 1

AMENDMENT No. 1 to Pooling and Servicing Agreement (the “Amendment”) effective as of March 23, 2007 (the “Effective Date”) among INDYMAC ABS, INC., as depositor (the “Depositor”), INDYMAC BANK, F.S.B., as seller and servicer (the “Seller” and “Servicer”, as applicable) and DEUTSCHE BANK NATIONAL TRUST COMPANY, as trustee (the “Trustee”).

PRELIMINARY STATEMENT

WHEREAS, the parties hereto are parties to that certain Pooling and Servicing Agreement, dated as of December 1, 2006, among the Depositor, the Seller, the Servicer and the Trustee (the “Agreement”); and

WHEREAS, Section 11.01 of the Agreement provides that the Agreement may be amended by the parties thereto, without the consent of any of the Certificateholders, to correct any provisions therein or to make or modify any provision therein with respect to matters or questions arising under the Agreement which shall not be inconsistent with the provisions of the Agreement;

WHEREAS, the Agreement incorrectly stated the Pass-Through Rate and Notional Amount for the Class IO Certificates;

WHEREAS, the prospectus supplement for such transaction correctly stated the Pass-Through Rate and Notional Amount for the Class IO Certificates; and

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree:

That, as of the Effective Date, the Agreement is hereby Amended to:

(a)  Delete the words “the Senior Certificates” from the first sentence of the definition of “Pass-Through Rate” in Article I, Section 1.01 of the Agreement and replace it with the words “the Class A Certificates;”

(b)  Add the following paragraph at the end of the definition of “Pass-Through Rate” in Article I, Section 1.01 of the Agreement :

“With respect to the Class IO Certificates and any Distribution Date, a rate per annum equal to the product of (1) the excess of (A) the Net WAC Rate for that Distribution Date over (B) the product of (i) the weighted average of the Pass-Through Rates of the Class A Certificates and the Subordinated Certificates, weighted on the basis of their respective Class Certificate Balances and (ii) a fraction, the numerator of which is the aggregate Class Certificate Balances of the Class A Certificates and Subordinated Certificates immediately preceding such Distribution Date and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Remittance Period adjusted to reflect unscheduled payments made hereafter that were included in the Principal Distribution Amount on the immediately preceding Distribution Date and (2) 25%.”

(c)   delete the second clause of the definition of “Notional Amount” in Article I, Section 1.01 of the Agreement and replace it with the following:

“(ii) with respect to the Class IO Certificates, (x) on or prior to the December 2008 Distribution Date will equal the aggregate Stated Principal Balances of the Mortgage Loans and (y) after the December 2008 Distribution Date, will be zero.”

Except as expressly modified or amended in this Amendment, the parties hereto agree that all of the terms, covenants, provisions, agreements and conditions of the Agreement are hereby ratified and confirmed in every respect and shall remain unmodified and unchanged and shall continue in full force and effect.

The Depositor hereby certifies that all conditions for the execution of this Amendment have been satisfied.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument and that this Amendment shall be construed in accordance with the laws of the State of New York (excluding provisions regarding conflicts of laws) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

INDYMAC ABS, INC., as Depositor

By:	/s/ Jill Jacobson
Name:	Jill Jacobson
Title:	Vice President

INDYMAC BANK, F.S.B. as Seller and Servicer

By:	/s/ Jill Jacobson
Name:	Jill Jacobson
Title:	Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:	/s/ Jennifer Hermansader
Name:	Jennifer Hermansader
Title:	Associate

By:	/s/ Marion Hogan
Name:	Marion Hogan
Title:	Associate

AMBAC ASSURANCE CORPORATION as Certificate Insurer

By:	/s/ Patrick McCormick
Name:	Patrick McCormick
Title:	First Vice President